Exhibit 99.1
Copart, Inc.
For Immediate Release
Copart Reports Second Quarter Fiscal 2019 Financial Results
Dallas, Texas. (February 20, 2019) — Copart, Inc. (NASDAQ: CPRT) today reported financial results for the quarter ended January 31, 2019.
For the three months ended January 31, 2019, revenue, gross profit, and net income were $484.9 million, $208.2 million, and $131.4 million, respectively. These represent an increase in revenue of $25.8 million, or 5.6%; an increase in gross profit of $16.6 million, or 8.7%; and an increase in net income of $28.1 million, or 27.2%, respectively, from the same period last year. Fully diluted earnings per share for the three months were $0.55 compared to $0.43 last year, an increase of 27.9%.
For the six months ended January 31, 2019, revenue, gross profit, and net income were $946.3 million, $404.1 million, and $245.5 million, respectively. These represent an increase in revenue of $68.0 million, or 7.7%; an increase in gross profit of $49.3 million, or 13.9%; and an increase in net income of $64.7 million, or 35.8%, respectively, from the same period last year. Fully diluted earnings per share for the six months were $1.01 compared to $0.75 last year, an increase of 34.7%.
The operating results for the three and six months ended January 31, 2018 were adversely affected by abnormal costs of $36.5 million and $72.3 million, respectively, incurred as a result of Hurricane Harvey. These costs included temporary storage facilities; premiums for subhaulers; labor costs incurred from overtime; travel and lodging due to the reassignment of employees to the affected region; and equipment lease expenses to handle the increased volume, as well as cost of vehicle sales. These costs, net of the associated revenues of $44.8 million and $63.4 million, respectively, generated pre-tax income for the three months ended January 31, 2018 of $8.3 million and a pre-tax loss for the six months ended January 31, 2018 of $8.9 million.
Excluding the impact of income taxes on the deemed repatriation of foreign earnings, net of deferred tax changes, disposals of non-operating assets, foreign currency-related gains and losses, and certain income tax benefits related to accounting for stock option exercises, non-GAAP fully diluted earnings per share for the three months ended January 31, 2019 and 2018, were $0.52 and $0.47, respectively. Non-GAAP fully diluted earnings per share for the six months ended January 31, 2019 and 2018, were $0.99 and $0.79, respectively. A reconciliation of non-GAAP financial measures to the most directly comparable financial measures computed in accordance with U.S. generally accepted accounting principles (GAAP) can be found in the tables attached to this press release.
On Thursday, February 21, 2019, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live and can be accessed at http://stream.conferenceamerica.com/copart022119. A replay of the call will be available through April 22, 2019 by calling (877) 919-4059. Use confirmation code # 33529287.
About Copart
Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters, and in some cases, to end users. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers and also sells vehicles sourced from individual owners. With operations at over 200 locations in 11 countries, Copart has more than 125,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), Brazil (Copart.com.br), the Republic of Ireland (Copart.ie), Germany (Copart.de), Finland (avk.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Use of Non-GAAP Financial Measures
Included in this release are certain non-GAAP financial measures, including non-GAAP net income per diluted share, which exclude the impact of income taxes on the deemed repatriation of foreign earnings, net of deferred tax changes, disposals of non-operating assets, foreign currency-related gains and losses, and certain income tax benefits related to accounting for stock option exercises. These non-GAAP financial measures do not represent alternative financial measures under GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Furthermore, these non-GAAP financial measures do not reflect a comprehensive view of Copart’s operations in accordance with GAAP and should only be read in conjunction with the corresponding GAAP financial measures. This information constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the U.S. Securities and Exchange Commission. Accordingly, Copart has presented herein, and will present in other information it publishes that contains these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.
Copart believes the presentation of non-GAAP net income per diluted share included in this release in conjunction with the corresponding GAAP financial measures provides meaningful information for investors, analysts and management in assessing Copart’s business trends and financial performance. From a financial planning and analysis perspective, Copart management analyzes its operating results with and without the impact of income taxes on the deemed repatriation of foreign earnings, net of deferred tax changes, disposals of non-operating assets, foreign currency-related gains and losses, and certain income tax benefits related to accounting for stock option exercises.
Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Melissa Hunter, Executive Support Manager, Office of the Chief Financial Officer
972-391-5090 or melissa.hunter@copart.com

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2019	2018	2019	2018
Service revenues and vehicle sales:
Service revenues	$416,807	$401,954	$811,613	$776,079
Vehicle sales	68,091	57,152	134,653	102,195
Total service revenues and vehicle sales	484,898	459,106	946,266	878,274
Operating expenses:
Yard operations	199,383	204,289	388,860	410,508
Cost of vehicle sales	61,212	50,313	118,968	88,610
Yard depreciation and amortization	14,839	11,893	32,024	22,429
Yard stock-based compensation	1,238	1,002	2,270	1,854
Gross profit	208,226	191,609	404,144	354,873
General and administrative	33,236	29,694	68,041	59,196
General and administrative depreciation and amortization	5,560	5,978	10,244	11,344
General and administrative stock-based compensation	4,691	4,990	9,680	9,444
Total operating expenses	320,159	308,159	630,087	603,385
Operating income	164,739	150,947	316,179	274,889
Other (expense) income:
Interest expense, net	(4,555)	(5,561)	(8,246)	(10,959)
Other income (expense), net	4,782	(948)	5,819	(5,364)
Total other income (expense)	227	(6,509)	(2,427)	(16,323)
Income before income taxes	164,966	144,438	313,752	258,566
Income tax expense	33,593	41,137	68,296	77,705
Net income	131,373	103,301	245,456	180,861
Net income attributable to noncontrolling interest	—	45	—	90
Net income attributable to Copart, Inc.	$131,373	$103,256	$245,456	$180,771

Basic net income per common share	$0.57	$0.45	$1.06	$0.78
Weighted average common shares outstanding	230,798	231,478	232,343	231,086

Diluted net income per common share	$0.55	$0.43	$1.01	$0.75
Diluted weighted average common shares outstanding	240,660	241,360	242,743	240,076

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 31, 2019	July 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$108,174	$274,520
Accounts receivable, net	393,561	351,601
Vehicle pooling costs and inventories	108,925	51,018
Income taxes receivable	25	15,312
Prepaid expenses and other assets	17,781	16,665
Total current assets	628,466	709,116
Property and equipment, net	1,237,117	1,163,425
Intangibles, net	60,265	64,892
Goodwill	338,045	337,235
Deferred income taxes	348	470
Other assets	32,664	32,560
Total assets	$2,296,905	$2,307,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$266,126	$270,944
Deferred revenue	7,344	4,488
Income taxes payable	4,441	673
Current portion of revolving loan facility and capital lease obligations	94,122	1,151
Total current liabilities	372,033	277,256
Deferred income taxes	32,314	19,733
Income taxes payable	30,390	27,277
Long-term debt, revolving loan facility and capital lease obligations, net of discount	398,740	398,747
Other liabilities	3,475	3,586
Total liabilities	836,952	726,599
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	530,102	526,858
Accumulated other comprehensive loss	(107,223)	(107,928)
Retained earnings	1,037,051	1,162,146
Total stockholders' equity	1,459,953	1,581,099
Total liabilities and stockholders' equity	$2,296,905	$2,307,698

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended January 31,
	2019	2018
Cash flows from operating activities:
Net income	$245,456	$180,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including debt cost	42,487	33,994
Allowance for doubtful accounts	96	1,013
Equity in (earnings) losses of unconsolidated affiliates	(514)	251
Stock-based compensation	11,950	11,298
(Gain) loss on sale of property and equipment	(3,890)	4,639
Deferred income taxes	6,632	2,666
Changes in operating assets and liabilities:
Accounts receivable	(86,125)	(86,147)
Vehicle pooling costs and inventories	(31,858)	(9,073)
Prepaid expenses and other current assets	(1,220)	(1,437)
Other assets	495	(4,320)
Accounts payable and accrued liabilities	7,338	38,919
Deferred revenue	2,843	1,705
Income taxes receivable	15,286	2,575
Income taxes payable	6,890	9,365
Other liabilities	(662)	84
Net cash provided by operating activities	215,204	186,393

Cash flows from investing activities:
Purchases of property and equipment	(136,727)	(110,782)
Proceeds from sale of property and equipment	17,488	2,812
Net cash used in investing activities	(119,239)	(107,970)

Cash flows from financing activities:
Proceeds from the exercise of stock options	5,220	16,603
Proceeds from the issuance of Employee Stock Purchase Plan shares	3,501	2,723
Repurchases of common stock	(364,997)	—
Payments for employee stock-based tax withholdings	(27)	(3)
Net proceeds (repayments) on revolving loan facility	93,300	(120,300)
Distributions to noncontrolling interest	—	(55)
Net cash used in financing activities	(263,003)	(101,032)
Effect of foreign currency translation	692	7,809
Net decrease in cash and cash equivalents	(166,346)	(14,800)
Cash and cash equivalents at beginning of period	274,520	210,100
Cash and cash equivalents at end of period	$108,174	$195,300
Supplemental disclosure of cash flow information:
Interest paid	$9,018	$11,010
Income taxes paid, net of refunds	$39,327	$64,104

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Additional Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2019	2018	2019	2018
GAAP net income attributable to Copart, Inc.	$131,373	$103,256	$245,456	$180,771
Effect of deemed repatriation of foreign earnings, net of deferred tax changes	—	10,000	—	10,000
Effect of disposal of non-operating assets, net of tax	(1,598)	—	(1,598)	2,994
Effect of foreign currency-related (gains) losses, net of tax	(56)	768	(399)	1,076
Effect of recognizing tax benefit on exercise of employee stock options	(4,847)	(2,596)	(5,022)	(6,363)
Non-GAAP net income attributable to Copart, Inc.	$124,872	$111,428	$238,437	$188,478

GAAP diluted net income per common share	$0.55	$0.43	$1.01	$0.75
Non-GAAP diluted net income per common share	$0.52	$0.47	$0.99	$0.79

GAAP diluted weighted average common shares outstanding	240,660	241,360	242,743	240,076
Effect on common equivalent shares from ASU 2016-09	(1,675)	(2,703)	(2,058)	(1,352)
Non-GAAP diluted weighted average common shares outstanding	238,985	238,657	240,685	238,724

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000